Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153667

Prospectus Supplement No. 1
(To Prospectus Dated October 7, 2008)

ON TRACK INNOVATIONS LTD.

        This prospectus supplement updates the prospectus dated October 7, 2004.

        We are providing this prospectus supplement to reflect a change to the terms of the warrants granted to Structure Financial Group (“SFG”) and TheSpearhead Capital Ltd. (“TheSpearhead”) and Mr. Yitzchak Babayov as described in the prospectus under the caption “SFG Transaction” and “Mr. Yitzchak Babayov Warrants” which appear under the caption “The Transactions Pursuant To Which We Issued Securities To The Selling Shareholders”. Based on such amendment, notwithstanding the terms specified in the prospectus, upon OTI receiving a firm order or a tender award, in which SFG has been directly involved in the promotion and/or funding of, in the amount of at least $60,000,000, the entire amount of the Warrants (warrants to purchase 500,000 ordinary shares issued to each of SFG and TheSpearhead and warrants to purchase 50,000 ordinary shares issued to Mr. Yitzchak Babayov) shall become immediately vested.

Investing in our Ordinary Shares involves a high degree of risk.
See “Risk Factors” specified in the section captioned “Risk Factors”in Item 3 of our Annual Report on Form
20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31,
2008.

        The proceeds which we will receive upon exercise of the said warrants (if any) are not to be changed as a result of the aforesaid change. Theses proceeds still range between approximately $31,000 and $3,150,0000 with respect to the all warrants mentioned above that were issued to SFG, TheSpearhead and Mr. Babayov.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2009.